Exhibit 23.3

TO:  GHN AGRISPAN HOLDING COMPANY (402 M. No. 16 xinfeng 3rd road, xiamen city, prc)

FROM:  TENET & PARTENERS

DATE:  15 DECEMBER, 2009

We hereby consent to the use of this letter as an exhibit to the registration statement on Form S-1, of GHN AGRISPANHOLDING COMPANY and to the use of our name under the caption "Expert" in the prospectus included in the registration statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours Faithfully,

/s/ Tenet & Partners

Tenet & Partners